Exhibit 23.2
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of SANUWAVE Health, Inc. on Form S-8 (File Nos. 333-170301, 333-282726, and 333-289808) and Form S-1 (File Nos. 333-267731, 333-273060, and 333-283576) of our report dated March 20, 2025, except for the effects of the restatement as discussed in Note 2 to the consolidated financial statements, as to which the date is March 26, 2026, relating to the financial statements of SANUWAVE Health, Inc. and Subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

New York, NY
March 26, 2026